CERTIFICATE OF VICE PRESIDENT
  T. ROWE PRICE SPECTRUM FUND, INC. Spectrum Growth Fund Spectrum Income Fund
                          Spectrum International Fund
                     Pursuant to Rule 306 of Regulation S-T

         I, the undersigned, Henry H. Hopkins, Vice President of T. Rowe Price Spectrum Fund, Inc., on behalf of its series Spectrum Growth Fund, Spectrum Income Fund, Spectrum International Fund (the "Fund"), do hereby certify that the prospectus for the Fund has been translated into the Spanish language. The Spanish version of the prospectus constitutes a full and complete representation of the English version which has been filed as a part of this Registration Statement. A copy of the Spanish version will be available for inspection upon request.

         WITNESS my hand and the seal of the Fund this February 22, 1999.

              T. Rowe Price Spectrum Fund, Inc., on behalf of its series

              Spectrum Growth Fund                                Spectrum
Income Fund          Spectrum International Fund

(Seal)        /s/Henry H. Hopkins
              Henry H. Hopkins, Vice President